Exhibit 99.1

JOINT PRESS RELEASE

This is a joint press release by FedEx Corporation, FedEx Acquisition B.V. and TNT Express N.V. pursuant to the provisions of Article 5:25i paragraph 2 of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht) and Article 4 paragraph 3, of the Decree on Public Takeover Bids (Besluit Openbare Biedingen Wft) in connection with the recommended public offer by FedEx Acquisition B.V. for all the issued and outstanding ordinary shares in the capital of TNT Express N.V., including all American depositary shares representing ordinary shares. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in TNT Express N.V. The Offer is made solely pursuant to the offer document, dated August 21, 2015 (the Offer Document), approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten). Terms not defined in this press release will have the meaning as set forth in the Offer Document.

FedEx and TNT Express

Update competition process

Memphis, Tennessee; Hoofddorp, the Netherlands — 20 October 2015 — FedEx Corporation (FedEx) (NYSE:FDX), FedEx Acquisition B.V. (the Offeror) and TNT Express N.V. (TNT Express) hereby jointly confirm in response to recent media coverage, that to date they have not received a Statement of Objections from the European Commission. The internal deadline of the European Commission for issuing a Statement of Objections would have expired on 23 October 2015, but FedEx and TNT have been informed by the European Commission that no Statement of Objections will be issued. FedEx and TNT continue to expect that the Offer will close in the first half of calendar year 2016.

About FedEx Corp.

FedEx provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $47 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 325,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities.

For more information, please visit www.fedex.com or contact:

Media
Patrick Fitzgerald
Phone +1 901 818 7300
Email: patrick.fitzgerald@fedex.com

Media Contacts — Europe
Uneke Dekkers/Vivian ten Have
Citigate First Financial
Phone +31 (0) 20 575 40 10
Mobile +31 (0) 6 50261626 / +31 (0) 6 46233900

FedEx Investor Relations
Mickey Foster
Phone   +1 901 818 7468
Email    mickey.foster@fedex.com

About TNT Express

TNT Express is one of the world’s largest express delivery companies. On a daily basis, TNT Express delivers close to one million consignments ranging from documents and parcels to palletised freight. The company operates road and air transportation networks in Europe, the Middle East and Africa, Asia-Pacific and the Americas. TNT Express made €6.7 billion in revenue in 2014.

For more information, please visit www.tnt.com/corporate or contact

Media
Cyrille Gibot (TNT Express)
Phone +31 88 393 9390
Mobile +31 65 113 3104
Email cyrille.gibot@tnt.com

Investor Relations
Gerard Wichers
+31 88 393 9500
gerard.wichers@tnt.com